                                                           EXHIBIT 99(g)



                      UPDATE TO LEGAL DUE DILIGENCE REPORT
                           COUNTDOWN HOLDINGS LIMITED

This is an update to the Legal Due Diligence Report dated 23 August 1996 ("the Report") on Countdown Holdings Limited and where appropriate Countdown plc. This Update is concerned specifically with additional documentation provided by Messrs SJ Berwin on 26 and 27 March 1997.

This Update should be treated as an addendum to the Report.

Banking Arrangements

Pursuant to the terms of a letter addressed to Mr Radbone dated 14 February 1997 from Natwest, the banking arrangements and facilities made available to the Countdown Group were amended. This followed correspondence between Chris Radbone and Natwest during December 1996 and January 1997. It was a condition of the new arrangements being entered into that Grant Thornton be instructed to carry out an independent review of the Countdown Group financial position. A copy of that report has been made available to Will Price and is not commented upon further in this Update.

The revised banking arrangements are as follows:-

1 The facilities are to continue until 11 May 1997 and are granted on a proviso that they may at any time and without prior notice be withdrawn on advice by Natwest. The new facilities replace the temporary extension given by virtue of a letter from Natwest dated 10 December 1996.

2 There is an overdraft facility in the sum of (pounds)350,000 gross and an excess of (pounds)150,000 and in the sum of (pounds)250,000 net and in excess of (pounds)150,000. The terms of the overdraft facility are as follows:-

      2.1 the first (pounds)250,000 accrues interest at 4.00% per annum above base rate (net) and 2.5% above the base rate on the excess facility of (pounds)150,000;

      2.2 An unarranged borrowing rate of 29.5% (variable) applies above(pounds)500,000; and

      2.3   interest is payable quarterly.

3 There is a loan facility in the sum of (pounds)105,319 including interest which is a consolidation of existing borrowings. The loan is to be repaid by reductions of

      (pounds)750 per month and repayment will be achieved by 31 December 2008. Interest is payable at 2% per annum above the bank's base rate and is payable quarterly.

4     The Company also has a BACS facility of (pounds)50,000.

5 The existing security of the Bank remains in place and in addition the Bank has required new security to be put in place. That security is stated to be as follows:-

      5.1   a guarantee limited to(pounds)150,000 to be given by Chris Radbone;

      5.2 a charge over credit balances totalling(pounds)150,000 to be given by Chris Radbone; and

      5.3 a further guarantee limited to (pounds)150,000 again to be given by Chris Radbone.

      We have been provided with a copy of Chris Radbone's guarantee in the sum of (pounds)150,000. The guarantee is dated 11 March 1997 and is a charge over an account with Natwest with account number 08291594. This is the only guarantee provided. SJ Berwin has confirmed that is the only additional provided security.

Other Commitments

1 SJ Berwin have provided copies of correspondence between the Company and Rhodes & Rhodes Accountants in relation to the Accountant's fees. An invoice in the sum of (pounds)10,000 plus VAT dated 10 March 1997 has been delivered to the Company in respect of Rhodes & Rhodes fees for the period to 31 August 1996. The letter to Rhodes & Rhodes from Chris Radbone dated 13 March 1997 indicated that there were discussions taking place in respect of a proposed discount to the fee. The account therefore is at present unpaid.

Taxation Return

1 We have been provided with a copy of a letter from JB Kitchner & Co. relating to the Corporation Tax Return for IDC Card Limited. The letter confirms that the accountants had received amended assessments from the Inspector for 1993 and 1995 and confirmation that calculations of the losses for 1996 had been accepted. Again, the account was accompanied by the taxation department's fee of (pounds)310.75 plus VAT at (pounds)34.38. It is unclear whether this account has been paid.

Credit Agreements

1 We have been provided with a copy a Credit Sale Agreement between De Lage Landen Leasing Limited and Countdown plc in respect of computer software. The agreement is for 36 months, instalments are payable quarterly. The first instalment is (pounds)8,250 followed by 11 instalments of (pounds)3,000. The total amount payable including VAT and charge for credit is (pounds)41,250.

      The finance has been provided by Schroders Leasing Limited. There is a requirement upon Countdown to insure the equipment and to advise the insurers of the interest of Schroders. We have asked SJ Berwin to confirm that the insurance obligations have been carried out.

2 We have also been provided with a copy of the hardware rental agreement. The agreement is for a minimum period of three years and the rental is payable every three months. The instalment payment being (pounds)1,788.94 including VAT.

3 We have been provided with a copy of the agreement in respect of new Mercedes Benz E200 Classic. Registration number P195COD. The lease purchase agreement is with Lombard North Central plc and Countdown plc. The period of rental is 35 months. The amount payable each month is (pounds)520.56.

Licences and Grants

1 We have queried whether or not the premises have been issued with a fire certificate. The response from SJ Berwin with a copy of the note from Chris Radbone which states that he is unable to locate the fire certificate. Fiona Grom is away and is the person who applied for it six months ago. He assumes that she has it. SJ Berwin have confirmed that the Fire Service were contacted this morning and have confirmed that the premises were inspected and the Certificate will be issued next week.

Staff Loans

1     We are informed that the following salary advances have been made:-

1.1   Sarah Clarkeson -(pounds)347;

1.2   Rodgers Chisambi -(pounds)250;
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1.3   Suzy Atabaki - (pounds)500;

1.4   Kate Miller - (pounds)50;

1.5   Steve Robinson - (pounds)114.

      We are further informed that a staff loan in the sum of (pounds)976 has been made to Rodgers Chisambi.

Debtors and Creditors

1     A schedule of aged debtors and creditors is attached.

                       AGED CREDITOR SCHEDULE ((pounds))

----------------------------------------------------------------------------------------
DATE      COUNTDOWN PLC   IDC CARD LIMITED   COUNTDOWN      COUNTDOWN   PARK ROYAL
DUE                                          INTERNATIONAL, IRELAND     MAILING SERVICES
                                             INC.
----------------------------------------------------------------------------------------
After     53,242.81       743.20                                        4,316.46
28/2/97
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
28/2/97   53,382.13       12,266.98                                     15,796.56
----------------------------------------------------------------------------------------
29/1/97   32,619.33       1,733.23                                      2,157.01
----------------------------------------------------------------------------------------
30/12/96  82,363.54       3,873.50                                      2,177.07
----------------------------------------------------------------------------------------
30/11/97  51,520.39       13,393.20                                     9,288.37
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
TOTALS    166,363.94      32,010.11          2,954.41       4,594.04    29,380.33
----------------------------------------------------------------------------------------

Vouchers (pounds)200,379.03

                         AGED DEBTOR SCHEDULE ((pounds))

----------------------------------------------------------------------------------------
DATE      COUNTDOWN PLC   IDC CARD LIMITED   COUNTDOWN      COUNTDOWN   PARK ROYAL
DUE                                          INTERNATIONAL, IRELAND     MAILING SERVICES
                                             INC.
----------------------------------------------------------------------------------------
After     15,789.35       2,415.58                          4,662.30
28/2/97
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
28/2/97   54,900.17       6,597.89           2,583.20       7,226.75    43,088.74
----------------------------------------------------------------------------------------
29/1/97   28,478.32       1,340.49c          6,126.44       21,997.26   34,063.09
----------------------------------------------------------------------------------------
30/12/96  506.80          771.68             550.00         3,795.47    10,452.33
----------------------------------------------------------------------------------------
30/11/97  27,367.38       33,301.42          3,721.55       305.25      nil
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
TOTALS    126,028         41,746.08          12,981.89      37,978.03   87,604.17
----------------------------------------------------------------------------------------

Vouchers (pounds)2,050